UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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VOXX International Corporation

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VOXX International Corporation

2351 J Lawson Blvd.

Orlando, FL 32824

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 17, 2020

EXPLANATORY NOTE

The following disclosure supplements the definitive proxy statement (the “Proxy Statement”) filed by VOXX International Corporation (the “Company”) with the Securities and Exchange Commission on June 29, 2020 in connection with the solicitation of proxies by the Company’s board of directors (the “Board”) for the above-referenced annual meeting of shareholders and any adjournment or postponement thereof. There are no other changes to the Proxy Statement or the matters to be considered by the Company’s shareholders. This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. Terms used in this supplement to the Proxy Statement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE CONCERNING

PROPOSAL 2. APPROVAL OF AMENDMENTS TO

THE COMPANY’S 2014 OMNIBUS EQUITY INCENTIVE PLAN

As described in the Proxy Statement, the Board is asking you to approve amendments to the Voxx International Corporation 2014 Omnibus Equity Incentive Plan. A copy of the Plan, as amended, is attached to this Supplement as EXHIBIT A. Shareholders are urged to read the full text of the Plan in its entirety.

In connection with Proposal 2. (Approval of Amendments to the Company’s 2014 Omnibus Equity Incentive Plan), the disclosures in the Proxy Statement are updated as set forth below:

(1) The section under “General” on page 10 is replaced in its entirety to read as follows:

General

On January 16, 2014, the Company’s Board of Directors adopted the Voxx International Corporation 2014 Omnibus Equity Incentive Plan (the “Plan”). At the Company’s annual meeting of shareholders on July 24, 2014, the Company’s shareholders approved the Plan and a maximum of 1,000,000 shares of the Class A Common Stock for issuance pursuant to Restricted Stock Unit awards under the Plan. On June 11, 2020, upon the recommendation of the Compensation Committee, the Company’s Board of Directors approved, subject to shareholder approval, an amendment to the Plan to (i) increase the maximum number of shares of the Company's Class A Common Stock cumulatively available for issuance under the Plan by an additional 750,000 shares, for a total of 1,750,000 shares; and (ii) increase the maximum number of shares available for issuance to any single participant under the Plan each calendar year by an additional 50,000 shares, for a total of 100,000 shares per calendar year.

In accordance with Section 10.11 of the Plan, the original 1,000,000 shares of Class A Common Stock approved for issuance under the Plan come from the share reserve of 2,057,959 shares of Class A Common Stock (the “Share Reserve”) under the Voxx International Corporation 2012 Equity Incentive Plan (the “2012 Plan”), approved by the Company’s shareholders at the Company’s 2012 annual meeting. On August 4, 2020, the Board of Directors also approved an amendment to Section 10.11 of the Plan to clarify that issuances of shares of Class A Common Stock beyond the initial 1,000,000 shares previously approved shall not come from the Share Reserve under the 2012 Plan and shall be authorized under the Plan. Shares of Class A Common Stock issued pursuant to a Restricted Stock Unit award or other stock award will reduce the number of shares available for issuance under the Plan by 1.6 shares for each share of Class A Common Stock.

As of July 31, 2020, 642,042 Restricted Stock Units are outstanding pursuant to Awards under the Plan. As of July 31, 2020, no shares of Class A Common Stock have been issued under the Plan. Pursuant to the terms of the 2012 Plan, the number of shares available for issuance under the Plan is reduced by 1.6 shares for each share of Class A Common Stock issued pursuant to a Restricted Stock Unit award or other stock award. While no shares have been issued under the Plan, in the event that all of the shares of Class A Common Stock underlying grants of Restricted Stock Unit Awards vest and are issued, the number of shares remaining available for issuance under the Plan if reduced on a 1 for 1.6 basis would be exceeded by 27,267 shares. Pursuant to the terms of the Plan, the Compensation Committee, in its sole discretion, may pay vested Restricted Stock Units in the form of cash, in shares of the Company’s Class A Common Stock or a combination of both.

As of July 31, 2020, 617,500 shares of Class A Common Stock have been issued pursuant to the 2012 Plan, and 1,260,459 shares of Class A Common Stock remain available for issuance under the Share Reserve.

The Company is seeking the additional 750,000 shares of Class A Common Stock for issuance under the Plan in order to enable the Company to satisfy previously granted awards in shares of Class A Common Stock if so desired by the Compensation Committee, and to enable the Company to continue to grant equity incentives, which is vital to the Company’s ability to fully engage, attract and retain the highly skilled individuals needed to support the Company's needs in the competitive labor markets in which the Company operates. The approval of the amendment to the Plan is instrumental to the Company’s future success.

The purpose of the Plan is to promote the Company’s long-term growth and profitability by providing individuals with incentives to improve stockholder value and contribute to the Company’s growth and financial success, and enable the Company to attract, retain and reward the best available individuals for positions of substantial responsibility. The Company will consider awards pursuant to the Plan at levels determined appropriate by the Compensation Committee in light of the Company's overall compensation philosophy and the competitive conditions of the marketplace.

(2) The following supplements the section entitled “Proposed Amendments to the Plan” on pages 10-11:

On August 4, 2020, the Board of Directors also approved an amendment to Section 10.11 of the Plan to clarify that issuances of shares of Class A Common Stock beyond the initial 1,000,000 shares previously approved shall not come from the Share Reserve under the 2012 Plan.

The text of Section 10.11 of the Plan shall be amended to read as follows:

“10.11 Share Reserve. Shares reserved under the Plan prior to August 3, 2020, come from the “Share Reserve” as approved by the shareholders in the 2012 Equity Incentive Plan of VOXX International Corporation.”

(3) The section titled “Eligibility” on page 11 is replaced in its entirety to read as follows:

Eligibility

Any individual who is employed by, provides services to, or serves as a director of the Company or its affiliates, may be designated by the Compensation Committee as an eligible Participant of the Plan. The Company currently expects that approximately 881 employees (including 11 officers), 4 non-employee directors, no consultants, and no advisors to the Company will be eligible to participate in the Plan; however, these numbers will vary over time. The basis for participation in the Plan by any such persons is selection by the Compensation Committee, in its discretion, to receive an Award and become a Participant under the Plan. In selecting persons to receive Awards and become Participants, the Compensation Committee will consider any and all factors it considers relevant or appropriate, and designation of a Participant in any year does not require the Compensation Committee to designate that person to receive an Award in any other year. We currently expect that in the aggregate the significant majority of Awards under the Plan will be made to our officers and non-employee directors.

(4) The information set forth below shall be added following the section titled “Awards Under the Amended Plan and Shares of Class A Common Stock Available for Award” on page 13:

Equity Compensation Plan Information

The following table provides certain information as of February 29, 2020, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	642,042 (1)	- (2)	1,260,459
Equity compensation plans not approved by security holders	-	-	-
Total	642,042	-	1,260,459

(1) Does not include an additional 100,000 shares of Class A Common Stock to be granted to Mr. Lavelle on each of March 1, 2021 and 2022 pursuant to the terms of the CEO Employment Agreement.

(2) The shares reflected in column (a) only include restricted stock units which do not have an exercise price.

EXHIBIT A

VOXX INTERNATIONAL CORPORATION
2014 OMNIBUS EQUITY INCENTIVE PLAN, AS AMENDED

ARTICLE 1

ESTABLISHMENT, PURPOSES AND DEFINITIONS

1.1Establishment of the Plan. Voxx International Corporation, a Delaware corporation, hereby establishes an equity-based incentive compensation plan to be known as the "Voxx International Corporation 2014 Omnibus Equity Incentive Plan" as set forth in this document. This Plan permits the grant of Restricted Stock Units based on both a Participant’s compensation as well as the Company’s performance. This Plan and the grant of Awards hereunder are expressly conditioned upon the Plan's approval by the shareholders of the Company. The Plan is adopted effective as of January 1, 2014; however, no Award may be paid, vested or earned under this Plan until the Plan has been approved by a majority of the Shares of the Company represented at the shareholder's meeting at which approval of the Plan is considered.

1.2Purposes of the Plan. The purposes of this Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Restricted Stock Units, with the interests of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of officers, directors and employees who make significant contributions to the Company's success and to allow the Company's officers, directors and employees to share in the success of the Company.

1.3Definitions. Whenever the initial letter of the following words or phrases is capitalized in the Plan, including any Supplements, they will have the respective meanings set forth below unless otherwise defined herein:

(a)

"1934 Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder includes such section or regulation, any valid regulation promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(b)

"Affiliate" means any corporation or any other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by or under common control with the Company.

(c)	"Award" means, individually or collectively, a grant under this Plan of Restricted Stock Units.

(d)	"Award Agreement" means the written agreement which sets forth the terms and provisions applicable to each Award granted under this Plan.
(e)

"Award Rate" means, for purposes of making the Floor Awards pursuant to Article 5, the amount of stock awarded to a Participant either expressed as a percentage of a Participant's Total Cash Compensation or in an amount as determined by the Committee.

(f)	"Beneficiary" means the person or persons designated by a Participant to receive the benefits under this Plan, if any, which become payable as a result of the Participant's death.
(g)	"Board" means the Board of Directors of the Company serving at the time that this Plan is approved by the shareholders of the Company or thereafter.
(h)	"Cause" means:
(i)

An intentional act of fraud, embezzlement, theft or personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit by the Participant in the course of his employment. No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or a Subsidiary;

(ii)	Intentional wrongful damage by the Participant to the business or property of the Company or a Subsidiary, causing material harm to the Company or a Subsidiary;
(iii)	Breach by the Participant of any confidentiality or nondisclosure agreement in effect from time to time with the Company or a Subsidiary; or
(iv)	Gross negligence or insubordination by the Participant in the performance of his duties.

(i)"Change in Control" will have the meaning assigned to such term in Article 6.2.

(j) "Code" means the Internal Revenue Code of 1986, as amended.

(k)	"Committee" means the Compensation Committee of the Board.

(l)

"Company" means, unless otherwise stated, Voxx International Corporation, organized and existing under the laws of the State of Delaware, or any successor (by merger, consolidation, purchase or otherwise) to such corporation which assumes the obligations of such corporation under the Plan.

(m)"Director" means any individual who is a member of the Board.

(n)

"Disability" means a disability as determined under a long-term disability insurance policy sponsored by the Company or a Subsidiary. Notwithstanding the foregoing, the term "Disability" for purposes of Article 5 will mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical and mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(o)	"Effective Date" means January 1, 2014.

(p)

"Fair Market Value" means the mean between the highest and lowest quoted selling prices of the common stock of the Company as reported on NASDAQ as of the day the applicable Award is granted to a Participant. If the Company's common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company's common stock was traded;

(q)	“Floor Award” means a stock-based Award calculated at the Award Rate.

(r)

"Grant Date" means, with respect to any Award granted under this Plan, the date on which the Award was granted by the Committee, regardless if the Award Agreement to which the Award relates is executed subsequent to such date.

(s)

"Participant" means an individual employed by, or providing services to the Company or its Affiliates, or a Director of the Company or its Affiliates, who has been determined by the Committee to be eligible to participate in the Plan.

(t)	"Performance Award" means a stock-based Award granted to a Participant pursuant to Article 5.

(u)

"Performance Goals" means the goals which must be attained, as determined by the Committee in its sole discretion. The Performance Goals applicable to each Award granted under the Plan will provide for a targeted level or levels of financial achievement with respect to one or more of the following business criteria: (a) return on assets; (b) earnings before interest, taxes, depreciation and amortization (EBITDA); (c) net income; (d) total shareholder return; (e) return on equity; (f) Affiliate or division operating income; (g) pre- or after-tax income; (h) cash flow; (i) cash flow per share; (j) earnings per share (basic or fully-diluted); (k) return on invested capital; (1) economic value added (or an equivalent metric); (m) share price performance; (n) performance relative to budgeted performance. The Performance Goals may differ from Participant to Participant and from Award to Award.

(v)	"Performance Period" means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.

(w)	"Period of Restriction" means the period during which the Restricted Stock Units are subject to transfer restrictions and, therefore, the Units are subject to a substantial risk of forfeiture.

(x)	"Plan" means the Voxx International Corporation 2014 Omnibus Equity Incentive Plan, as set forth in this document and as hereafter amended from time to time.

(y)"Restricted Stock Unit" means an Award granted to a Participant pursuant to

Article 5.

(z)

"Retirement" or "Retires" means a Participant's Termination of Service on or after attaining age 65 for reasons other than Cause, Good Reason as defined in Treasury Regulation section 1.409A-1(h), death or Disability.

(aa)	"Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.

(bb)	"Section 16 Person" means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Company.

(cc)

"Shares" means the Class A common shares of the Company, par value $.01 per share, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment of Shares as provided in Article 4, or the stock of any successor to the Company which is so designated for the purposes of the Plan.

(dd) "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. A Subsidiary includes any Subsidiary of the Company as of the Effective Date and each entity that becomes a Subsidiary of the Company after the Effective Date.

(ee)

"Termination of Service" or "Termination" means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Company or an Affiliate, including, but not limited to, death, Disability, Retirement, termination by the Company or an Affiliate of the Participant's employment with the Company or an Affiliate (whether with or without Cause) and voluntary resignation or termination by the Participant of his or her employment with the Company or an Affiliate (whether with or without Good Reason as defined in Treasury Regulation section 1.409A-1(h)). A Termination of Service will also occur with respect to a Participant who is employed by an Affiliate if the Affiliate ceases to be an Affiliate of the Company and the Participant does not immediately thereafter become an employee of the Company or another Affiliate. For purposes of this Plan, transfers or changes of employment of a Participant between the Company and an Affiliate (or between Affiliates) will not be deemed a Termination of Service.  Provided, a Termination or Termination of Service shall only be deemed to have occurred when such event meets the definition of separation from service as defined under Treasury Regulation section 1.409A-1(h).

(ff)

"Total Cash Compensation" means the regular base salary or fee paid by the Company or a Subsidiary to Participant during a calendar year, inclusive of additional forms of compensation such as bonuses, other incentive payments, automobile allowances, tax gross-ups and other fringe benefits.

1.4Duration of Plan.  The Plan shall terminate in accordance with the Committee’s decision. After the Plan is terminated, no Awards may be granted; provided, however, that Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

ARTICLE 2

ADMINISTRATION

2.1The Committee. This Plan will be administered by the Committee. The decision or action of a majority of the actual number of members of the Committee will constitute the decision or action of the Committee. The Committee will consist of not less than three independent Directors. The members of the Committee will be appointed from time to time by, and will serve at the pleasure of, the Board. The Committee will be comprised solely of Directors who are (a) "nonemployee directors" under Rule 16b-3, (b) "outside directors" as described in Treasury Regulation Section 1.162-27(e)(3), and (c) independent under the director independence requirements of the NASDAQ Stock Market or, if it changes, the principal securities exchange or market on which the Shares are then traded or listed. Failure of the Committee to be so comprised will not result in the cancellation, termination, expiration or lapse of any Award.

2.2Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee will have full power and discretion to: (a) select Participants who will participate in the Plan; (b) determine the sizes, types, and frequency of Awards; (c) determine the terms and conditions of Awards in a manner consistent with this Plan; (d) construe and interpret this Plan, all Award Agreements and any other agreements or instruments entered into under this Plan; (e) establish, amend or waive rules and regulations for the Plan's administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in this Plan; provided however, the Committee may only accelerate the vesting of an Award in connection with a Participant's death, Disability, Retirement, in connection with a Change in Control, or a reason approved by the Board.   Further, the Committee will make all other determinations which may be necessary or advisable for the administration of this Plan. All determinations and decisions made by the Committee, the Board and any delegate of the Committee will be final, conclusive and binding on all persons, including the Company and Participants. No such determinations will be subject to de novo review if challenged in court.

2.3Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to grants to Section 16 Persons, or (b) in any way which would jeopardize this Plan's qualification under Code Section 162(m) or (c) adversely impact Awards under Rule 16b-3.

2.4Notice to Committee. Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Compensation

Committee, Voxx International Board of Directors, at 150 Marcus Boulevard, Hauppauge, New York 11788.

2.5Considerations in Establishing Performance Goals.  In connection with the determination of Performance Awards, and determining appropriate Performance Goals and the relative weight accorded each Performance Goal, the Committee must:

(a)	Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks;
(b)

Make such determination in a manner designed to ensure that Participant's overall compensation is balanced and that the Awards are consistent with the policies and procedures of the Company and its Subsidiaries regarding such compensation arrangements; and

(c)

Monitor the success of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

2.6Communication of Award Opportunity Level and Awards. Not later than 90 days following the beginning of each Performance Period, as applicable, the Performance Goals (and their respective weightings) and any other requirements, criteria, attributes, terms and conditions for Awards for such Performance Period shall be communicated in writing by the Committee to the Participants eligible for such Awards in an Award Agreement.

2.7Code Section 162(m) Performance Requirements. Notwithstanding any other provision of the Plan to the contrary, for purposes of qualifying Awards to Participants as "performance-based compensation" under Code Section 162(m), the Committee will establish the specific targets under the Performance Goals applicable to the Awards. Such targets under the Performance Goals will be set by the Committee on or before the latest date permissible to enable the Awards, to qualify as "performance-based compensation" under Code Section 162(m). In granting Awards intended to qualify under Code Section 162(m), the Committee will follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Awards under Code Section 162(m), including but not limited to, certifying that the Performance Goals and other material terms were in fact satisfied.

ARTICLE 3

ELIGIBILITY

3.1Eligibility. Except as herein provided, the individuals who are eligible to participate in this Plan and be granted Awards are those individuals who are Participants. The Committee may, from time to time and in its sole discretion, select Participants to be granted Awards and will determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the Participant to the Company or its Affiliates, the value of the Participant’s services (past, present and future) to the Company or its Affiliates and such other factors deemed relevant by the Committee in its sole discretion. One will become a Participant in this Plan as of the date specified by the Committee. A Participant can be removed as an active Participant by the Committee effective as of any date; provided, however, that no such removal will adversely affect any Award previously granted to the Participant.

3.2No Contract of Employment. Neither this Plan nor any Award Agreement executed hereunder will constitute a contract of employment between a Participant and the Company or an Affiliate, and participation in this Plan will not give a Participant the right to be rehired by or retained in the employment of the Company or an Affiliate.

ARTICLE 4

SHARES SUBJECT TO THIS PLAN

4.1	Number of Shares.

(a)

Maximum Number.  Subject to adjustment as provided in Article 4.5, the maximum number of Shares cumulatively available for issuance under this Plan pursuant to the grant of an Award of Restricted Stock Units will not exceed One Million Seven Hundred Fifty Thousand (1,750,000) Shares plus (i) Shares settled hereunder in cash; and (ii) Shares withheld pursuant to Article 7.

(b)

Limits on Awards.  In calculating the number of Shares available for issuance under this Plan, each year no more than Two Hundred and Fifty Thousand (250,000) Shares will be available in the aggregate for grant of Awards under this Plan and no more than One Hundred Thousand (100,000) Shares will be available as an Award to any Participant.  Shares issued under this Plan may be (i) authorized but unissued Shares, treasury Shares, (ii) reacquired Shares (including Shares purchased in the open market), or (iii) any combination thereof, as the Committee may from time to time determine in its sole discretion.

(c)

Forfeited and Unpurchased Shares. Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.  If Shares are withheld pursuant to Article 7, only the number of shares actually issued, net of the Shares withheld, will be deemed issued for the purpose of determining the number of Shares available for Awards under this Plan.

4.2Release of Shares.  Subject to the limitations set forth in this Plan, the Committee will have full authority to determine the number of Shares available for Awards and, in its sole discretion, may include (without limitation) as available for distribution: (a) any Shares that have ceased to be subject to an Award; (b) any Shares subject to an Award that have been previously forfeited; (c) any Shares under an Award that otherwise terminates without the issuance of Shares being made to a Participant; or (d) any Shares that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation.  Any Shares that are available immediately prior to termination of the Plan, or any Shares returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

4.3Book-Entry Securities. The Company shall have the right to maintain all Awards in book-entry form in the name of the Participant until such time as such Awards shall have been paid and the requirements of Article 5 have been met.

4.4 Dividends and Dividend Equivalents. The Committee may provide that Awards denominated in Shares earn dividends or dividend equivalents. Such dividends and dividend equivalents may be paid currently in cash or Shares or may be credited to an account established by the Committee in the Participant's name. In addition, dividends or dividend equivalents paid on outstanding Awards or issued Shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents. Notwithstanding the foregoing, dividends or dividend equivalents on unvested portions of Awards whose vesting is subject to the achievement of specified Performance Goals will be subject to the same restrictions as the underlying Shares or units to which such dividends or dividend equivalents relate.

4.5  Changes in Stock.

(a)

Substitution of Stock and Assumption of Plan.  In the event of any change in the Shares by virtue of any stock dividends, stock splits, recapitalizations or reclassifications or in the event that other stock is substituted for the Shares as the result of any merger, consolidation, share exchange, reorganization or any similar transaction which does not constitute a Change in Control of the Company, the Committee will correspondingly adjust the (i) number, kind and class of Shares which may be delivered under this Plan, (ii) number, kind, class and price of Shares subject to outstanding Awards (except for mergers or other combinations in which the Company is the surviving entity), and (iii) numerical limits of Article 4.1 , all in such manner as the Committee in its sole discretion determines to be advisable or appropriate to prevent the dilution or diminution of such Awards.  The Committee’s determination under this subsection will be final and conclusive.

(b)

Conversion of Shares.  In the event the Company is a party to a merger, consolidation, share exchange, stock or asset purchase or other reorganization (Acquisition Transaction”) that would constitute a Change in Control of the Company, the agreement under which such Acquisition Transaction is effected (“Merger Agreement”) may provide for any one or more of the following (subject to the provisions of Article 6) which shall apply on a consistent basis to all similarly situated outstanding Awards (but may be applied differently for different types of Awards or Awards having differing characteristics), in all cases without the consent of any Participant:

i.

The assumption of (or substitution of equivalent awards for) outstanding Restricted Stock Units by the surviving corporation or its parent (or for their continuation by the Company if the Company is a surviving corporation), in which case each Award shall be adjusted consistent with the consideration received for Shares under the Merger Agreement in accordance with the principles set forth in Article 4.5 (a).

ii.

The cancellation of outstanding Restricted Stock Units upon payment or delivery of the consideration under the Merger Agreement for each Share or Share equivalent under the Award (whether or not vested prior to the effective time of such Acquisition Transaction.

Shares issued in connection with the Awards that are assumed, converted or substituted under this subsection will not reduce the number of Shares reserved for issuance under Article 4.1.

ARTICLE 5

RESTRICTED STOCK UNITS

5.1Grant of Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Participant in such amounts as the Committee, in its sole discretion, determines. The Committee will have complete discretion in determining the number of Restricted Stock Units granted to each Participant.

5.2Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that specifies the following:

(a)Floor Awards – the Period of Restriction and the Award Rate and such other terms and conditions as the Committee, in its sole discretion, determines

(b)Performance Awards -   the Period of Restriction, the Award Rate, the applicable Performance Period, Performance Goals, the relative weight accorded each Performance Goal, the threshold, target and maximum Award Rates and such other terms and conditions as the Committee, in its sole discretion, determines

5.3Value of Restricted Stock Units. Each Restricted Stock Unit will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

5.4Vesting of Floor Awards.

(a)With respect to Floor Awards, the Participant will vest in the Restricted Stock Units upon the latter of (i) reaching the normal Retirement age of 65 or (ii) 3 years from the initial date of participation in the Plan,  or as determined by the Committee in connection with a reason approved by the Board in accordance with Article 2.2.

(b)If a Participant incurs a Termination of Service before the end of the calendar year, he will not vest in any portion of his Award unless his Termination of Service was for one of the following reasons:

(i)	The Participant died.

(ii)	The Participant incurred a Disability.

(iii)	The Participant Retired after no less than 3 years from the initial date of participation in the Plan.

(iv)	A reason approved by the Board in accordance with Article 2.2.

5.5Performance Goals and Other Terms. The Committee will set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the size of the Performance Award that will be paid to the Participant. The calculation of earned Performance Awards will be made by interpolating within the interval between the threshold Award Rate and the target Award Rate and between the target Award Rate and the maximum Award Rate, and rounding to the nearest dollar.

5.6Earning of Performance Awards.

(a)                   A Performance Award will be treated as earned to the extent:

(i)The threshold, target or maximum Performance Goals are met; and

(ii)	The Participant is employed or retained on the last day of the Performance Period.

(b)In the event a Participant has a Termination of Service before the end of the Performance Period, he will not earn any portion of his Award unless he incurs a Termination of Service for one of the following reasons:

(i)The Participant died.

(ii)The Participant incurred a Disability.

(iii)The Participant Retired after no less than 3 years from the initial date of participation in the Plan.

(iv)A reason approved by the Board in accordance with Article 2.2.

(c)If at least the threshold Performance Goals are met but the Participant had a Termination of Service due to one or more of the circumstances described in Article 5.6(b)(i) – 5.6(b)(iv), he will earn a pro rata portion of the Award that he would otherwise be entitled to for the Performance Period. The Award will be calculated at the level attained based on the ratio that the number of days during the Performance Period in which he was actually employed bears to actual number of days in the Performance Period. Additionally, except in the case of Performance Goals applicable to Restricted Stock Units granted to Participants which are intended to qualify as "performance-based compensation" under Code Section 162(m) (which cannot be reduced or waived except as provided in Article 10.1), after the grant of a Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Restricted Stock Units.

5.7Vesting of Earned Performance Awards.

(a)With respect to Performance Awards, the Participant will vest in the Restricted Stock Units to the extent to which the applicable threshold, target or maximum Performance Goals have been achieved and upon the latter of (i) reaching the normal Retirement age of 65 or (ii) 3 years from the initial date of participation in the Plan.

(b)In the event a Participant has a Termination of Service before the end of the Performance Period, he will not vest in any portion of his Award unless he incurs a Termination of Service for one of the following reasons:

(i)   The Participant died.

(ii)  The Participant incurred a Disability

(iii)The Participant Retired after no less than 3 years from the initial date of participation in the Plan.

(iv)   A reason approved by the Board in accordance with Article 2.2.

(c)Notwithstanding any other provision of this Article to the contrary, in the case of

Performance Awards to Participants that the Committee intends to qualify as "performance-based compensation" under Code Section 162(m) (the vesting of which cannot be accelerated, except as provided in Article 6.1), no Performance Award will become vested unless the applicable Performance Goals have first been met; provided, further, that the Committee will not waive any restrictions with respect to such Performance Awards.

5.8Time and Form of Payment of Restricted Stock Units. Payment of vested Restricted Stock Units will be made upon the Participant’s actual Retirement unless (a) a Participant timely defers payment of the Award pursuant to Article 10.2 or (b) another time of payment is otherwise provided in the Award Agreement. The Committee, in its sole discretion, may pay vested Restricted Stock Units in the form of cash, in Shares  or a combination thereof.

ARTICLE 6

CHANGE IN CONTROL

6.1 Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, unless and until any successor to the Company or any person or persons acquiring control of the Company agrees to be bound by the terms of this Plan and all outstanding Award Agreements, and agrees to assume and perform all the obligations of the Company hereunder, all Awards granted under this Plan that then are outstanding and that are subject to any restrictions or Performance Goals will, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, vested or earned at the target earning rate and all restrictions and Performance Goals will be removed, as of the first date that the Change in Control has been deemed to have occurred, and will remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.  The demise of John J. Shalam and the inheritance of his interest in the Company by his estate, his family members or his descendents or by a trust for the benefit of his family members or his descendants, will not be deemed a “Change in Control.”

6.2 Definition. For purposes of Article 6.1 a "Change in Control" of the Company will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur, provided this definition shall be applied in compliance with Treasury Regulation Section 1.409A-3(i)(5):

(a)Change in Ownership. A change in the ownership of the Company occurs on the date, subsequent to the Effective Date, that any person, or group of persons, as defined in subparagraph (b), acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than 50 percent of the total Fair Market Value or total voting power of the outstanding voting stock of the Company. However, if any person or group is considered to own more than 50 percent of the total Fair Market Value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

For purposes of this Article, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(b)Change in the Effective Control. A change in the effective control of the Company will occur when: (i) any person or group acquires, subsequent to the Effective Date, or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company possessing 30 percent or more of the total voting power; or (ii) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board prior to the date of the appointment or election. However, if any person or group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person(s) is not considered to cause a change in the effective control.

(c)Change in the Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company's assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets immediately prior to such acquisition(s). Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

However, there is no Change in Control under this subparagraph when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii). For purposes of this subparagraph and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

ARTICLE 7

TAX WITHHOLDING

7.1 Withholding Requirements. Prior to the delivery of any Shares to the Plan, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the statutory minimum Federal, state and local income and employment taxes required by applicable law to be withheld with respect to the payment of such Award. In no event will any amount withheld be in an amount that would require the Company to incur additional accounting charges due to income tax withholding.

7.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy a tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined, based upon minimum statutory requirements. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

ARTICLE 8

AMENDMENT, TERMINATION, AND DURATION

8.1 Amendment, Suspension, or Termination. The Board may supplement, amend, alter or discontinue this Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration or discontinuation will be made which would impair the rights of a Participant under an Award without the Participant's consent, except that any supplement, amendment, alteration or discontinuation may be made to (a) avoid a material charge or expense to the Company or an Affiliate, (b) cause this Plan to comply with applicable law, or (c) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Article, the Board, in its sole discretion at any time and from time to time, may supplement, amend, alter or discontinue this Plan without the approval of the Company's shareholders (i) to the extent such approval is not required by applicable law or the terms of a written agreement, and (ii) so long as any such amendment or alteration does not increase the maximum number of Restricted Stock Units that the Committee may award to an individual Participant under this Plan. The Committee may supplement, amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Article, and further subject to any approval or limitations the Board may impose.

8.2 Duration of This Plan and Shareholder Approval. This Plan will be effective on the Effective Date and, subject to Article 8.1 (regarding the Board's right to supplement, amend, alter or discontinue this Plan), will remain in effect until terminated by the Committee in accordance with Article 1.4. No Award will be paid under this Plan until the Plan has been approved by the holders of at least a majority of the outstanding Shares represented at a meeting at which approval of this Plan is considered.

ARTICLE 9
LEGAL CONSTRUCTION

9.1Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.

9.2Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

9.3Requirements of Law. The grant of Awards under this Plan will be subject to all applicable statutes, laws, rules and regulations and to such approvals and requirements as may be required from time to time by any governmental authorities or any securities exchange or market on which the Shares are then listed or traded.

9.4Governing Law. Except to the extent preempted by the Federal laws of the United States of America, this Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of New York or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of New York. The Plan and all Award Agreements are intended to comply, and shall be construed by the Committee in a manner which complies, with Code Section 162(m), Code Section 409A and all other applicable laws. To the extent there is any conflict between a provision of the Plan or an Award Agreement and a provision of Code Section 162(m), Code Section 409A or any other applicable law, the application of Code Section 162(m), Code Section 409A or any other applicable law, as the case may be, shall control.

9.5Code Section 162(m) Requirements and Bifurcation of the Plan. It is the intent of the Company that the Plan and Awards satisfy and be interpreted in a manner that will satisfy any applicable requirements as "performance-based compensation." Any provision, application or interpretation of the Plan which is inconsistent with this intent to satisfy the standards in Code Section 162(m) shall be disregarded. Notwithstanding anything to the contrary in the Plan or any Award Agreement, the provisions of the Plan may at any time be bifurcated by the Committee in any manner so that certain provisions of the Plan or Award specified by the Committee which are necessary to satisfy the requirements of Code Section 162(m) are only applicable to persons who are Covered Employees.

9.6Headings. The descriptive headings and sections of this Plan are provided herein for convenience of reference only and will not serve as a basis for interpretation or construction of this Plan.

9.7Mistake of Fact. Any mistake of fact or misstatement of facts will be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.

9.8Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

ARTICLE 10
MISCELLANEOUS

10.1Clawback of Awards. In the event the Company is required to prepare an accounting restatement due to the Company's material noncompliance with any financial reporting requirement under securities laws, and the Company paid an Award to a Participant which was based on the erroneous data within three years preceding the date of the accounting restatement, then the Participant is required to repay the Company the excess amount of which would not have been paid to the Participant under the accounting restatement.

10.2Deferral of Certain Awards. To the extent permitted in an Award Agreement, a Participant may defer his receipt of vested Shares of Restricted Stock Units in accordance with any Deferred Compensation Plan to be adopted by the Company, provided he timely files a deferral election under the Deferral Plan and otherwise complies with the requirements of the Deferral Plan and Code Section 409A.

10.3No Effect on Employment or Service. Neither this Plan nor the grant of any Awards or the execution of any Award Agreement will confer upon any Participant any right to continued employment by the Company or an Affiliate, retention on or nomination to the Board or will interfere with or limit in any way the right of the Company or an Affiliate to terminate any employee's employment or service at any time, with or without Cause, or removal from the Board. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the employee and the Company or an Affiliate, as the case may be. If there is any conflict between the provisions of this Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement will control, including, but not limited to, the vesting and forfeiture of any Awards.

10.4Company Obligation. Unless required by applicable law, the Company, an Affiliate, the Board and the Committee will not have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of an Award, and such holder will have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with the receipt, exercise or distribution of an Award. In addition, the Company, an Affiliate, the Board, the Committee and any attorneys, accountants, advisors or agents for any of the foregoing will not provide any advice, counsel or recommendation to any Participant with respect to, without limitation, any Award or any tax consequences relating to an Award.

10.5Participation. No employee will have the right to be selected to receive an Award under this Plan or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

10.6Liability and Indemnification. No member of the Board, the Committee or any officer or employee of the Company or any Affiliate will be personally liable for any action, failure to act, decision or determination made in good faith in connection with this Plan. By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment and exercise thereof and further agrees that receipt of Shares or cash payment is conditioned upon prior execution of a release by the Participants. Each person who is or was a member of the Committee, or of the Board, or was an officer or employee, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys' fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement; and (b) any and all amounts paid by him in settlement thereof, with the Company's prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Company an opportunity, at the Company's expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf. The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.7Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, are binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company. The Company will not, and will not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of this Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company and its successor hereunder.

10.8Beneficiary Designations. Any Participant may designate, on such forms as may be provided by the Committee for such purpose, a Beneficiary to whom any vested but unpaid

Award will be paid in the event of the Participant's death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death will be paid to the Participant's spouse, if any, and then to the Participant's estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the spouse (if any) and if not by the administrator or executor of the Participant's estate.

10.9Nontransferability of Awards. No Award under this Plan can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award under this Plan will be subject to execution, attachment or similar process. Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement will be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant will be exercisable during his lifetime only by the Participant.

10.10No Rights as Shareholder. No Participant (or any Beneficiary) will have any of the rights or privileges of a shareholder of the Company unless and until certificates representing such Shares have been recorded on the Company's official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).

10.11Share Reserve. Shares reserved under the Plan prior to August 3, 2020, come from the “Share Reserve” as approved by the shareholders in the 2012 Equity Incentive Plan of VOXX International Corporation.

10.12  Funding. Benefits payable under this Plan to any person will be paid by the Company from its general assets. Shares to be issued hereunder will be issued directly by the Company from its authorized but unissued Shares, treasury Shares, Shares acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates will be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in its sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside will not be deemed to create a trust of any kind between the Company and any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.